Exhibit (a)(5)(L)

FORM OF COMPANY EMAIL TO EMI OPTION HOLDERS

Dear EMI Option Holder,

I am writing to provide further instructions relating specifically to your EMI Options under the 2019 F-star Therapeutics Equity Incentive Plan which requires immediate action.

Your EMI options have a tax advantageous status, in order to preserve this your EMI options must be exercised by 6:00 pm BST, 29 July 2022. These will become common shares in F-star and when the transaction completes you will receive the gain from the sale of these to invoX Pharma at $7.12 per share.

Please refer to your original EMI option agreement for the amount of EMI options you hold (or Schedule 1 in the EMI Option Exchange Agreement if your original grant was exchanged in November 2020).

You will find attached two documents which outline this process and requires immediate action in order for you to exercise these options.

-	Document A – Letter to EMI Option Holders (For information)

-	Document B – Form of Instruction (Complete Annex 1, you will need a witness to sign)

If you elect to exercise your EMI Options, then the Company will arrange for the Exercise Price to be remitted on your behalf.

NOTE: the purpose of this process is that the EMI options remain as qualifying EMI options for favorable UK tax law purposes, you will not therefore have any income tax or national insurance payments owed upon exercise of these EMI options (see section 6 of Document A).

Actions you need to take before 6:00 pm BST, 29 July 2022

1)	Complete and Sign Annex 1 in the ‘Form of Instruction’ (document B)

2)	Take a photo or scan all 7 pages of the above and email to options@f-star.com

3)	Return the hard copy document to the address in the letter asap

The Form of Instruction needs to be witnessed in person, and preferably should be printed and signed by wet signatures by all parties. If this is not possible, then please speak with [*] who can arrange for these to be sent to you via DocuSign.

NOTE: if you do not complete the above actions by 6:00 pm BST, 29 July 2022 the tax advantageous status of your EMI options will be lost in the event of the merger closing. You will keep your options but instead be subject to the higher income tax and national insurance deductions upon pay out of the options in the merger closing, subject to its completion.

If you have common stock and/or Non-Qualified (NQ) Options in FSTX you will receive further information about these in due course.

If you have any questions about your EMI options, please do not hesitate to get in touch by emailing options@f-star.com.

Thanks

Important Information About the Tender Offer

This document is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of F-star Therapeutics, Inc. (“F-star”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed by Sino Biopharmaceutical Limited (“SBP”), invoX Pharma Limited (“Parent”), a wholly-owned subsidiary of SBP, and Fennec Acquisition Incorporated, a wholly owned subsidiary of Parent, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 has been filed by F-star with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the offer, by calling toll free at (888) 750-5830 (from the U.S. or Canada). In addition, F-star files annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by F-star may be obtained at no charge on F-star’s internet website at www.F-star.com.